Exhibit 99.1

PRESS RELEASE

FNF Reports Record Third Quarter 2003 EPS of $1.99 and Nine-Month Cash Flow of $984 Million

Jacksonville, Fla. — (October 22, 2003) — Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 provider of products and outsourced services and solutions to financial institutions and the real estate industry, today reported operating results for the three and nine-month periods ended September 30, 2003.

3rd Quarter 2003	3rd Quarter 2002

Net Earnings*	Net Earnings

$277.3 million	$143.5 million
$1.99 per diluted share	$1.16 per diluted share

Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002

Net Earnings*	Net Earnings

$665.6 million	$356.8 million
$4.95 per diluted share	$2.89 per diluted share

*Includes the previously disclosed $52 million pre-tax realized investment gain and $53 million in expense items that have a net $1 million pre-tax expense effect on the 3rd quarter 2003 financial results, less than a one-half cent effect on diluted EPS

•	Revenue for the third quarter of 2003 was $2.2 billion, compared with $1.3 billion for the third quarter of 2002

•	Revenue from Fidelity Information Services (FIS) was $217 million for the third quarter of 2003, a 3.6 percent sequential increase over second quarter 2003 revenue of $209 million

•	FIS sequential organic revenue growth was 2.6 percent for the third quarter of 2003 over the second quarter of 2003

•	Real estate related services (RERS) revenue was $214 million for the third quarter of 2003 compared with $142 million for the third quarter of 2002, a 51 percent increase

•	Real estate related services revenue of $214 million for the third quarter of 2003 was an 11 percent sequential increase over the $193 million in revenue in the second quarter of 2003

•	Cash flow from operations was $378 million for the third quarter of 2003

•	Annualized return on average equity was 33.0 percent for the third quarter of 2003, including the impact of the issuance of the $420 million additional equity from the FNIS acquisition on September 30, 2003

     The following table provides segment financial information for the three months ended September 30, 2003:

	Title and			Corporate
$ amounts in thousands	Escrow	FIS	RERS	and Other	Total

Operating Revenue	$1,733,805	$217,006	$213,891	$3,000	$2,167,702
Interest and Investment Income and Realized Gains/(Losses)	$63,197	($75)	$791	($1,204)	$62,709
Reported Pre-Tax Income (Loss)	$396,188	$34,036	$36,303	($6,239)	$460,288
Previously disclosed Net Realized Gain and Expense items	($23,182)	—	$22,590	$1,593	$1,001
Purchase Price Amortization		$10,167			$10,167
Adjusted Pre-Tax Income (Loss)	$373,006	$44,203	$58,893	($4,646)	$471,456
Adjusted Pre-Tax Margin	21.5%	20.4%	27.5%	—	21.7%

     “This was another record quarter for FNF with revenue of $2.2 billion, net earnings of $277 million and cash flow from operations of $378 million,” said Chairman and Chief Executive Officer William P. Foley, II. “We are particularly proud of the 2.6 percent sequential organic growth we achieved at FIS, which has us well positioned to achieve our goal of 10 percent annual organic growth in that business. Additionally, while our real estate related services business certainly benefited from the strength in the mortgage markets, we also had significant contributions from those processing businesses such as default management and flood insurance that are either countercyclical or simply not correlated with the mortgage origination cycle. We believe that our efforts to increase the recurring revenue and earnings streams of the company and provide a more balanced financial profile have us well positioned as the long expected refinance slowdown in the mortgage market begins.”

     The following table depicts monthly direct orders opened and closed for the third quarter of both 2003 and 2002:

Month	Direct Orders Opened	Direct Orders Closed	Closing %

July 2003	514,000	461,900	90%
August 2003	326,000	404,000	124%
September 2003	283,200	318,000	112%

Third Quarter 2003	1,123,200	1,183,900	105%

July 2002	287,900	171,700	60%
August 2002	354,800	201,000	57%
September 2002	345,200	208,200	60%

Third Quarter 2002	987,900	580,900	59%

     “Order volumes remained strong throughout the third quarter,” said President Randy Quirk. “While it appears we reached the refinance peak in open order volume during June and July, overall open order volumes in September were still at historically strong levels. With the refinance slowdown contributing to a decline in order volumes, we began aggressively reducing personnel costs during August and September, with a reduction of approximately 2,800 title and escrow related employees, or 14.5 percent of the workforce, over that two-month period. We continue to monitor open and closed order volumes each week and will adjust staff as market conditions dictate.”

     During the third quarter of 2003, FNF adopted the fair value method of accounting for stock-based compensation under Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Under SFAS 123, a fair value based method of accounting for a stock option is utilized and the resulting value expensed over the option vesting period. FNF has adopted SFAS 123 under the Prospective Method, whereby the company will prospectively apply SFAS 123 to all options granted, modified or settled after January 1, 2003. As a result, net income for the first quarter of 2003 will be restated to reflect a $3.6 million expense and net income for the second quarter of 2003 will be restated to reflect $29,000 in income in the reported results for the nine months ended September 30, 2003 in the Company’s 3rd Quarter 2003 Form 10-Q. The impact of the adoption of SFAS 123 on net income for the third quarter of 2003 was a $348,000 expense and is included in the reported financial results.

     Fidelity National Financial, Inc., number 326 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry. The Company had total revenue of $5.7 billion and earned more than $665 million in the first nine months of 2003, with cash flow from operations of nearly $984 million for that same period. FNF is one of the world’s largest providers of information-based technology solutions and processing services to financial institutions and the mortgage and financial services industries through its subsidiary Fidelity Information Services, Inc. Fidelity Information Services processes nearly 50 percent of all U. S. residential mortgages, with balances exceeding $2.5 trillion, has processing and technology relationships with 46 of the top 50 U. S. banks and has clients in more than 50 countries who rely on its processing and outsourcing products and services. More than 34 percent of the total dollar volume of all outstanding consumer loans in the country is processed on Fidelity Information Services software applications. Additionally, FNF is the nation’s largest title insurance company and also provides other real estate-related services such as escrow, flood and tax certifications with life of loan monitoring, merged credit reporting, property valuations and appraisals, default management, relocation services, flood, homeowners and home warranty insurance, exchange intermediary services, mortgage loan aggregation and fulfillment, multiple listing services software, mortgage loan origination software, collateral scoring analytics and real property data. More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.

     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, 904-854-8120, dkmurphy@fnf.com

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY OF EARNINGS
(In thousands, except per share amounts and order information)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Direct title premiums	$741,546	$413,936	$1,874,377	$1,108,255
Agency title premiums	591,880	468,629	1,609,753	1,300,161

Total title premiums	1,333,426	882,565	3,484,130	2,408,416
Escrow and other title-related fees	400,379	229,093	1,036,097	617,916
Fidelity Information Services	217,006	—	426,384	—
Real estate related services	213,891	141,784	581,225	379,285
Interest and investment income	13,686	19,086	45,380	56,270
Realized investment gains	49,023	4,263	88,910	11,948
Other income	3,000	6,056	11,462	18,836

Total revenue	2,230,411	1,282,847	5,673,588	3,492,671
Personnel costs	715,333	371,842	1,829,974	1,037,722
Other operating expenses	511,231	259,746	1,271,094	717,046
Agent commissions	458,952	368,511	1,252,831	1,020,936
Claim loss expense	73,339	44,129	186,718	120,421
Interest expense	11,268	8,371	30,199	25,999

Total expenses	1,770,123	1,052,599	4,570,816	2,922,124
Earnings before income taxes	460,288	230,248	1,102,772	570,547
Income tax expense	177,272	82,890	419,054	205,397
Minority interest	5,674	3,847	18,114	8,368

Net earnings	$277,342	$143,511	$665,604	$356,782

Net earnings per share – basic	$2.05	$1.20	$5.11	$3.00

Net earnings per share – diluted	$1.99	$1.16	$4.95	$2.89

Weighted average shares – basic	135,013	119,587	130,140	119,095

Weighted average shares – diluted	139,389	123,971	134,400	123,453

Direct orders opened	1,123,200	987,900	4,053,100	2,234,500
Direct orders closed	1,183,900	580,900	2,967,400	1,537,800

SUMMARY BALANCE SHEET INFORMATION
(In thousands, except per share amounts)

	September 30,	December 31,
	2003	2002

	(Unaudited)
Cash and investment portfolio	$3,196,427	$3,048,208
Goodwill	1,908,628	996,613
Capitalized software and other intangible assets	769,796	145,391
Total assets	7,397,360	5,245,744
Notes payable	688,377	493,458
Reserve for claim losses	928,387	887,973
Total equity	3,697,051	2,253,936
Book value per share	24.96	18.84

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